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                                BRADY CORPORATION

                    AMENDMENT TO CHANGE OF CONTROL AGREEMENT



         AMENDMENT, made as of the 3rd day of August, 1998, between Brady Corporation, a Wisconsin corporation ("Company") and Frank M. Jaehnert ("Executive").

         WHEREAS, the Executive and the Company entered into a Change of Control Agreement dated May 13, 1997, (the "Agreement"); and

         WHEREAS, the Company and Executive wish to amend the Agreement to increase the payment due upon termination from one times annual base salary to two times annual base salary;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Executive and Company agree to amend Section 2(a) of the Agreement so that as amended it shall read in its entirety as follows:

     "Section 2. Payments Upon Termination Due to Change of Control.

         (a) Following Termination Due to Change of Control, the Executive shall be paid an amount equal to two times his annual base salary (exclusive of incentive compensation and fringe benefits) paid the Executive by the Company in effect immediately prior to the date the Change of Control occurs. Such amount shall be paid in 24 monthly installments beginning on the 15th day of the month following the month in which the Executive's employment with the Company terminates."

         IN WITNESS WHEREOF, the Executive has signed this Amendment to the Agreement and, pursuant to the authorization of the Board, the Company has caused this Agreement to be signed, all as of the date first set forth above.



                                          _____________________________________
                                          Executive - Frank M. Jaehnert


                                          BRADY CORPORATION

                                          By:   _______________________________

                                          Attest:  ____________________________